Phone:	(212) 885-5000
Fax:	(212) 885-5001

September 20, 2013

XCel Brands, Inc.

475 10th Avenue, 4th Floor

New York, NY 10018

Re:	XCel Brands, Inc. Registration Statement on Form S-1

Gentlemen and Ladies:

We have acted as counsel to XCel Brands, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of up to (a) 6,731,447 shares of common stock (the “Issued Shares”) and (b) 1,443,478 shares of common stock (the “Warrant Shares”) underlying warrants previously issued to certain Selling Securityholders (the “Warrants”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined the following documents: (i) a copy of the Amended and Restated Certificate of Incorporation of the Company; (ii) a copy of the Company’s Amended and Restated Bylaws; (iii) resolutions adopted by the Board of Directors of the Company relating to the approval of the issuance of the Issued Shares, Warrants and Warrant Shares; (iv) the forms of Warrants; (v) the Registration Statement; and (vi) such other documents we deemed necessary in order to render the opinions below. We have assumed and relied, as to questions of fact, on the truth, completeness, authenticity of all documents (other than items (iii), (iv) and (v)) and records examined, the genuineness of all signatures and the legal capacity of natural persons. This opinion is limited to the General Corporation Law of the State of Delaware. No opinion is expressed as to the laws of any other jurisdiction.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that: (i) the Issued Shares are validly issued, fully paid and non-assessable and (ii) the Warrant Shares have been duly authorized and, if and when sold, paid for and issued upon exercise of the respective Warrants in accordance with the terms thereof will be validly issued, fully paid and non-assessable.

We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention or any changes in laws or court decisions which may occur after the date of effectiveness of the Registration Statement.

XCel Brands, Inc.

September 20, 2013

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Sincerely,

/s/ Blank Rome LLP
BLANK ROME LLP